Exhibit 99.1

Bourbon Brothers Holding Corporation Announces New Restaurant Concept and Signed Lease for First Location
Third restaurant to be added to collection in 2014

COLORADO SPRINGS, CO, July 15, 2014 (GLOBENEWSWIRE) – Bourbon Brothers Holding Corporation (BBHC) (OTCBB: RIBS) (the "Company") today announced that a third restaurant concept has been approved by the Board of Directors. Furthermore, the Company has signed the lease for this concept's first location in Lone Tree, Colorado.

The third concept being added to the Bourbon Brothers collection is 53 Peaks, a Colorado-themed, casual-dining restaurant with a mission to serve as many locally sourced products as possible. The concept will revolve around four primary elements: sustainable, local, affordable, and healthy. Menu items will range from $10-$20. Featured items will include a meat market, sandwich and salad selection, and a full service bar, to include many Colorado draft beers and spirits. The building's interior will reflect a modern, but comfortable design, utilizing reclaimed building materials wherever possible. 53 Peaks will be a casual place where people feel comfortable going for lunch, dinner, and late night drinks with family and friends.

BBHC President Mitchell Roth explains, "53 Peaks will aim to become a top performer in the casual dining segment by being a leader in serving a sustainably cultivated, natural, local menu in a trendy, comfortable atmosphere, with an affordable price point that is palatable to consumers ages 25-50 on a weekly basis."

The lease for the Lone Tree, Colorado 53 Peaks location was recently signed, and plans to start the remodel of the existing building are underway. The first 53 Peaks location, which sits adjacent to one of the premier shopping locations in Colorado, Park Meadows Mall, will set the standard for future restaurants. 53 Peaks Lone Tree is expected to open its doors to the public in the fall of 2014.  The signed lease marks another milestone for BBHC and confirms its continued growth in the Colorado market. BBHC Chairman, JW Roth notes, "53 Peaks is a concept that will be used to compliment our current concepts and will allow the Company to grow faster, while diversifying the Company's assets in each market. Our board couldn't be more excited about the opportunities this concept presents in conjunction with Bourbon Brothers Southern Kitchen and Southern Hospitality." Several future locations of 53 Peaks and Bourbon Brothers Southern Kitchen (an operating concept in Colorado Springs) are planned for 2015. Bourbon Brothers Holding Corporation also operates Southern Hospitality in downtown Denver.

More information is available on the Company's website www.BourbonBrothers.com.

Forward-Looking Statements
The information in this news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve risks and uncertainties, including statements regarding the Company's business strategy and expectations. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "should," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "potential," or "continue," the negative of such terms or other comparable terminology. Actual events or results may differ materially. The Company disclaims any obligation to publicly update these statements, or disclose any difference between its actual results and those reflected in these statements. The information constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

CONTACT:
IR Contact: Mitchell Roth
Email: mroth@bourbonbrothers.com
Phone: (719) 265-5821

PR Contact: Brandy Fugate
Email: brandy@bourbonbrothers.com
 Phone: (719) 265-5821